EXHIBIT 99.1
FOR IMMEDIATE RELEASE
ARKANSAS BEST CORPORATION
DECREASES ITS QUARTERLY DIVIDEND TO $0.03/SHARE
     (Fort Smith, Arkansas, January 28, 2010) – The Board of Directors of Arkansas Best Corporation (Nasdaq: ABFS) has declared a quarterly cash dividend of three cents ($0.03) per share to holders of record of its Common Stock, $0.01 par value, on February 9, 2010, payable on February 23, 2010. This is a decrease from the previous fifteen cents ($0.15) per share quarterly cash dividend amount.
     “We are reducing the amount of our quarterly dividend in response to a freight recession that is one of the longest and deepest in our industry’s history,” said Judy R. McReynolds, Arkansas Best President and Chief Executive Officer. “This is one of several steps we have taken recently to preserve our capital resources in order to respond to an uncertain time. We believe this dividend reduction is a responsible course of action and in the best interest of our company and our shareholders.”
     Arkansas Best Corporation, headquartered in Fort Smith, Arkansas, is a transportation holding company. ABF Freight System, Inc., Arkansas Best’s largest subsidiary, has been in continuous service since 1923. ABF provides transportation of less-than-truckload (“LTL”) general commodities throughout North America. More information is available at arkbest.com and abf.com.

Contact:	Mr. David Humphrey, Vice President, Investor Relations and Corporate Communications Telephone: (479) 785-6200
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